Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2009	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
880 Holcomb Bridge Road	SOLD	1%	1/31/90	$6,689,802	7/1/04	$7,109,800	$53,737
2100 Space Park Drive	SOLD	3%	4/3/89	$12,776,245	4/30/09	$8,000,000	$261,305
Brookwood Grill	SOLD	3%	1/31/90	$1,819,463	7/1/04	$2,390,200	$76,730
Cherokee Commons	SOLD	3%	6/9/87	$8,907,596	10/1/01	$8,660,000	$239,776
Heritage Place – Office	SOLD	3%	9/4/86	$8,199,973	5/10/06	$4,215,000	$102,715
Heritage Place – Retail	SOLD	3%	9/4/86	$3,025,896	4/7/03	$3,400,000	$81,797
Louis Rose	SOLD	5%	5/9/88	$8,567,815	4/20/09	$2,122,000	$104,896
WEIGHTED AVERAGE

*	The Acquisition Price does not include the up-front sales charge.

FUND FEATURES

OFFERING DATES	November 1987 – September 1988
PRICE PER UNIT	$250
A/B STRUCTURE	A’s – Cash available for distribution up to 8% B’s – Net loss until capital account reaches zero + Cash available for distribution over first 8%, up to 8%
A/B RATIO AT CLOSE OF OFFERING	79% to 21%
AMOUNT RAISED	$1,922,000

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2009. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors’ realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund II-OW is in the disposition-and-liquidation phase of its life cycle. We are very pleased to report that we have now sold all of the assets in the Fund, with the closing of Louis Rose and 2100 Space Park Drive in the second quarter. This marks the conclusion of this investment program, originally launched in 1987, bringing it full cycle.

Over the course of the remainder of the year, we will be concluding all of the Fund’s activities and liquidating the partnership. The remaining net sale proceeds and operating cash are being reserved (see “Estimated Annualized Yield” table) to fund the remaining expenses and obligations of the partnership associated with its final dissolution. These expenses include, but are not limited to, legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreements, and other administrative expenses. We will keep you informed regarding the expected timing of a final liquidating distribution of any unused reserves.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the reverse.

Continued on reverse

Property Summary

•

The 880 Holcomb Bridge Road property was sold on July 1, 2004, and $53,737 in net sale proceeds was allocated to the Fund. Of these proceeds, $297 was used to pay property management fees that had accrued since 1987, and $19,589 was used to fund lobby renovations and re-leasing expenses at 2100 Space Park Drive. A distribution of $33,851 was made to the limited partners in November 2006.

•

The 2100 Space Park Drive property was sold on April 30, 2009, and $261,305 in net sale proceeds was allocated to the Fund. The proceeds have been reserved to fund the expenses and obligations of the Fund associated with its final dissolution.

•

The Brookwood Grill property was sold on July 1, 2004, and $76,730 in net sale proceeds was allocated to Fund II-OW. Of these proceeds, $429 was used to pay property management fees that had accrued since 1987, and $27,971 was used to fund lobby renovations and re-leasing expenses at 2100 Space Park Drive. A distribution of $48,330 was made to the limited partners in November 2006.

•

The Cherokee Commons property was sold in 2001, and $239,776 of the net sale proceeds was allocated to the Fund. A portion of the proceeds, $63,746, was used to fund the Partnership’s pro-rata share of re-leasing costs at the Boeing property in 2002 and 2003. In addition, $13,675 was used to pay property management fees that had accrued since 1987. The remaining proceeds were distributed to the limited partners in November 2006.

•

Heritage Place originally included both an office component and a retail shopping center. The retail center, which represented approximately 30% of the premises, was sold in 2003, and approximately $81,797 of the net sale proceeds was allocated to the Fund. Of these proceeds, $1,332 was used to pay property management fees that had accrued since 1987. The remaining proceeds were distributed in November 2006. The office component at Heritage Place was sold in May 2006, and net sale proceeds of $102,715 were allocated to the Fund. A portion of the proceeds, $54,677, was used to fund re-leasing costs at 2100 Space Park Drive and partnership operating expenses. The remaining proceeds have been reserved to fund the expenses and obligations of the Fund associated with its final dissolution.

•

The Louis Rose property was sold on April 20, 2009, and $104,896 in net sales proceeds was allocated to the Fund. The proceeds have been reserved to fund the expenses and obligations of the Fund associated with its final dissolution.

For a more detailed quarterly financial report, please refer to Fund II-OW’s most recent 10-Q filing, which can be found on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/08(3)
PER “A” UNIT	$250	$213.97	N/A	$0	$71.38
PER “B” UNIT	$250	$3.94	$191.15	$197.09	$79.21

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units.

(2)

This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)

Please refer to the disclosure related to the estimated unit valuations contained in the 1/30/2009 Form 8-K for this partnership. These values have not been adjusted to reflect the impact of the actual sale proceeds realized from the sales of the Louis Rose property and 2100 Space Park Drive, or of the future distribution to the limited partners of cash on hand as of June 30, 2009.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2009	Reserved	Reserved
2008	Reserved	Reserved	Reserved	Reserved	0.00%
2007	Reserved	Reserved	Reserved	Reserved	0.00%
2006	Reserved	Reserved	Reserved	Reserved	0.00%
2005	Reserved	Reserved	Reserved	Reserved	0.00%
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	Reserved	Reserved	Reserved	Reserved	0.00%
2002	Reserved	Reserved	Reserved	Reserved	0.00%
2001	7.00%	3.50%	2.75%	Reserved	3.31%
2000	7.00%	7.25%	7.25%	6.95%	7.11%
1999	5.98%	5.52%	6.50%	7.00%	6.25%
1998	5.67%	5.97%	5.71%	4.98%	5.58%
1997	Reserved	Reserved	4.87%	4.78%	2.41%

TAX PASSIVE LOSSES—CLASS “B” PARTNERS

2008	2007	2006		2005	2004		2003
0.00%	0.00%	-23.00	%**	4.07%	-4.08	%**	0.00%

*	The calculation is reflective of the $250 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

LPMPFSP0906-0520-2-OW	© 2009 Wells Real Estate Funds